Exhibit 99.99


      This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 29th day of January, 2009.



                          COLLEGE AND UNIVERSITY FACILITY
                           LOAN TRUST ONE

                          By: U.S. Bank National Association, not in its individual capacity, but solely as Owner Trustee under a Declaration of Trust dated September 17, 1987 and Amended and restated on September 29, 1987, and December 4, 1989.


                          By: James Byrnes
                              Vice President